Exhibit 5.1

October 26 , 2016

Interpace Diagnostics Group, Inc. Morris Corporate Center 1, Building A 300 Interpace Parkway Parsippany, NJ 07054

Re:                 Registration Statement on Form S-8

Ladies and Gentlemen:

Reference is made to the registration statement on Form S-8 (the “Registration Statement”) of Interpace Diagnostics Group, Inc., a Delaware corporation (the “Company”), filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement covers 2,450,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), subject to adjustment as provided in the Company’s Amended and Restated 2004 Stock Award and Incentive Plan (the “Equity Incentive Plan”), issuable by the Company pursuant to awards (“Awards”) granted under the Equity Incentive Plan.

We have examined the Registration Statement, including the exhibits thereto, the Certificate of Incorporation, as amended, and the Amended and Restated By-laws of the Company, the Equity Incentive Plan, minutes of meetings of the Company’s Board of Directors relating to the adoption, approval and authorization of the Equity Incentive Plan and such other documents as we have deemed appropriate in rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the authenticity of all documents submitted to us as copies of originals. Based on the foregoing, we are of the opinion that the Shares, when issued and paid for in accordance with the terms of the Equity Incentive Plan and the applicable Award, will be legally issued, fully paid and non-assessable.

This opinion is being furnished to the Company solely for submission to the Commission as an exhibit to the Registration Statement and, accordingly, may not be relied upon, quoted in any manner, or delivered to any other person or entity without, in each instance, our prior written consent.

We express no opinion herein as to the law of any state or jurisdiction other than the General Corporation Law of the State of Delaware, including statutory provisions and all applicable provisions of the Constitution of the State of Delaware and reported judicial decisions interpreting such laws of the State of Delaware and the federal laws of the United States of America.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Pepper Hamilton LLP
Pepper Hamilton LLP